Exhibit 99.3

CRAY INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2003
(in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	Cray	Octigabay	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$39,773	$1,691	$(14,925)	(1)	$26,539
Short term investments, available for sale	34,570	10,045			44,615
Accounts receivable, net	48,474	548			49,022
Inventory, net	43,022				43,022
Prepaid expenses and other assets	18,932	62			18,994

Total current assets	184,771	12,346	(14,925)		182,192
Property and equipment, net	26,157	1,130			27,287
Service spares, net	4,925				4,925
Intangible assets			6,700	(2a)	6,700
Goodwill	13,344		35,020	(2b)	48,364
Deferred tax asset	58,595		(400)	(6)	58,195
Other assets	3,797	49			3,846

TOTAL	$291,589	$13,525	$26,395		$331,509

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,553	$170	$		$12,723
Accrued payroll and related expenses	19,035	241			19,276
Other accrued liabilities	3,328	340	1,000	(3)	4,668
Deferred revenue	33,233				33,233
Current portion of warranty reserves	655				655
Current portion of obligations under capital leases	152				152

Total current liabilities	68,956	751	1,000		70,707
Long-term deferred lease inducement		251			251
Dividends payable		1,312	(1,312)	(4)
Preferred Shares		17,861	(17,861)	(7)
Shareholders’ equity:
Common Stock	312,646	638	(638)	(7)	373,039
			56,760	(1)
			2,589	(1)
			1,044	(8)
Exchangeable shares			24,193	(1)	35,378
			11,185	(8)
Deferred compensation	(105)		(2,224)	(8)	(14,558)
			(12,229)	(8)
Accumulated other comprehensive loss	(807)	(458)	458	(7)	(807)
Accumulated deficit	(89,101)	(6,830)	6,830	(7)	(132,501)
			(43,400)	(2c)

	222,633	11,211	26,707		260,551

TOTAL	$291,589	$13,525	$26,395		$331,509

See accompanying notes to unaudited pro forma condensed consolidated financial information.